Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation Announces Joint Venture Acquisition of

Two Minneapolis-Area Shopping Centers

OAK BROOK, IL (February 29, 2012) – Inland Real Estate Corporation (NYSE: IRC) today announced that it has acquired two retail properties in the Minneapolis market for a total cost of approximately $46.6 million, excluding closing costs and adjustments. On February 24, IRC purchased through its joint venture with PGGM, Silver Lake Village, a grocery-anchored community center located in St. Anthony, a dense urban inner-tier suburb of Minneapolis, for $36.3 million. Also on February 24, IRC purchased Woodbury Commons, a community center located in Woodbury, an affluent eastern suburb of the Twin Cities, for $10.3 million. The Company plans to contribute Woodbury Commons to the joint venture with PGGM in the near future.

Silver Lake Village is situated in a prime location within a dense trade area. The center totals approximately 159,303 square feet of gross leasable area (GLA), plus a 144,046-square-foot Wal-Mart store on a ground lease. The center is anchored by market-leading grocer Cub Foods, and additional tenants include a strong mix of national and regional retailers such as Applebee’s, Chipotle, Caribou Coffee, Wells Fargo, GNC, RadioShack and Sally Beauty Supply. The center is approximately 94 percent leased, including ground leases. Upon closing, the venture will assume a restructured $20 million property-level loan with a seven-year term.

Woodbury Commons is located in one of the fastest-growing suburban areas in the Minneapolis metropolitan area. The center totals 116,197 square feet of GLA, and its tenants include Outback Steakhouse, Applebee’s, Hancock Fabrics, Payless Shoe Source and Sally Beauty Supply. The property is shadow-anchored by Wal-Mart, and IRC has also signed a lease with a new anchor tenant that will bring the center to 100 percent leased occupancy after closing. IRC anticipates placing financing on the asset at leverage levels consistent with its existing business plan.

“These two acquisitions exemplify our strategy of acquiring high-quality assets in the best infill locations within our primary markets,” said Scott Carr, president of property management for Inland Real Estate Corporation. “Both of these centers offer significant upside potential through a targeted leasing program that will fill vacancies through our existing relationships with tenants already in the IRC portfolio. In addition, these assets were acquired in an off-market transaction sourced from a local developer with whom we have an established relationship.”

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of December 31, 2011, the Company owned interests in 146 investment properties, including 38 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented by our Form 10-Q filings.

 These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.